UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 24, 2009 (November 20, 2009)

Education Realty Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-32417	20-1352180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Oak Court Drive, Suite 300 Memphis, Tennessee	38117
(Address of Principal Executive Offices)	(Zip Code)

901-259-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 20, 2009, Education Realty Operating Partnership, LP and certain of its subsidiaries (the “Borrower”), each of which is an indirectly owned subsidiary of Education Realty Trust, Inc. (the “Company”), entered into a Second Amended and Restated Credit Agreement (the “Second Amended Revolver”) with the lenders party thereto (collectively, the “Lenders”), KeyBank, National Association, as Administrative Agent (the “Agent”), Regions Bank, as Syndication Agent, PNC Bank, National Association, as Documentation Agent and Keybanc Capital Markets and Regions Capital Markets as Co-Bookrunners and Co-Lead Arrangers.

The Second Amended Revolver amends and restates the existing secured revolving credit facility dated March 30, 2006 in the amount of $100 million which was scheduled to mature on March 30, 2010 (the “Amended Revolver”). The Second Amended Revolver provides for a $95 million senior secured revolving credit facility which within the first two years of the agreement may be expanded to a total of $150 million by the Lenders, upon satisfaction of certain conditions. The Second Amended Revolver has a term of three years and matures on November 20, 2012, provided that the Borrower may extend the maturity date for one year subject to certain conditions. As of the date of the Second Amended Revolver, the Borrower had existing borrowings outstanding on the Amended Revolver of approximately $26 million.  These borrowings along with $2 million of letter of credit commitments were rolled over to and remain outstanding under the terms of the Second Amended Revolver.

The Company will serve as the guarantor for any funds borrowed by the Borrower under the Second Amended Revolver. The Second Amended Revolver will initially be secured by cross-collateralized mortgages on five of the Company’s otherwise unmortgaged student housing communities.

The interest rate per annum applicable to the Second Amended Revolver is, at the Borrower’s option, equal to a base rate or LIBOR plus an applicable margin based upon its then existing leverage.

The Second Amended Revolver contains customary affirmative and negative covenants and also contains financial covenants that, among other things, require the Company and its subsidiaries to maintain certain minimum ratios of “EBITDA” (earnings before interest, taxes, depreciation, amortization or extraordinary items) as compared to interest expense and total fixed charges. The financial covenants also include consolidated net worth and leverage ratio tests.

The amount available to the Borrower and the Borrower’s ability to borrow from time to time under the Second Amended Revolver is subject to certain conditions and the satisfaction of specified financial covenants, which include limitations on distributions to the Company’s stockholders.

If any event of default under the Second Amended Revolver occurs, the Agent, at the request of the Lenders, may terminate all commitments, declare immediately due all outstanding borrowings under the Second Amended Revolver and foreclose upon the collateral if necessary.

The foregoing description of the Second Amended Revolver does not purport to be complete and is qualified in its entirety by the terms of the Second Amended and Restated Credit Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1
Second Amended and Restated Credit Agreement dated as of November 20, 2009 among Education Realty Operating Partnership, LP, and certain of its subsidiaries, as Borrower, the lenders party thereto and KeyBank, National Association, as Administrative Agent, Regions Bank, as Syndication Agent, PNC Bank, National Association, as Documentation Agent and Keybanc Capital Markets and Regions Capital Markets as Co-Bookrunners and Co-Lead Arrangers

99.1	Press Release, dated November 23, 2009, announcing entry into Second Amended and Restated Credit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATION REALTY TRUST, INC.

Date: November 24, 2009	By:	/s/ Randall H. Brown
Randall H. Brown Executive Vice President, Chief Financial Officer, Treasurer and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1
Second Amended and Restated Credit Agreement dated as of November 20, 2009 among Education Realty Operating Partnership, LP, and certain of its subsidiaries, as Borrower, the lenders party thereto and KeyBank, National Association, as Administrative Agent, Regions Bank, as Syndication Agent, PNC Bank, National Association, as Documentation Agent and Keybanc Capital Markets and Regions Capital Markets as Co-Bookrunners and Co-Lead Arrangers

99.1	Press Release, dated November 23, 2009, announcing entry into Second Amended and Restated Credit Agreement